Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

International Flavors & Fragrances Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Other	Deferred Compensation Obligations (1)	Rule 457(h)	$100,000,000	100%	$100,000,000 (2)	0.00011020	$11,020

Equity	Common Stock, par value $0.125 per share	Rule 457(h)	1,000,000 shares (3)	$99.64	$99,640,000 (4)	0.00011020	$10,980.33

Total Offering Amounts					$199,640,000		$22,000.33

Total Fee Offsets							N/A

Net Fee Due							$22,000.33

(1) The deferred compensation obligations are unsecured obligations of International Flavors & Fragrances, Inc. (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the International Flavors & Fragrances 2023 Deferred Compensation Plan (the “Deferred Compensation Plan”).

(2) Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), based upon an estimate of the amount of compensation participants may defer under the Plan.

(3) Represents common stock, nominal value $0.125 per share (the “Common Stock”) of the Registrant issuable in connection with the future settlement of deferred compensation obligations in accordance with the terms of the Deferred Compensation Plan.

(4) Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price is estimated, solely for the purpose of determining the registration fee, on the basis of the average high and low prices of IFF’s Common Stock on November 22, 2022, as reported on the New York Stock Exchange.